NEWS RELEASE

Coeur Reports Second Quarter 2022 Results
Rochester Expansion Remains On-Track; Full-Year Production Guidance Reaffirmed; Updated Cost Guidance

Chicago, Illinois - August 3, 2022 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported second quarter 2022 financial results, including revenue of $204 million and cash flow from operating activities of $23 million. The Company reported GAAP net loss from continuing operations of $77 million, or $0.28 per share. On an adjusted basis1, Coeur reported EBITDA of $43 million, cash flow from operating activities before changes in working capital of $30 million and net loss from continuing operations of $13 million, or $0.05 per share.

Key Highlights
•Reaffirming full-year gold and silver production guidance – Increased gold and silver production during the quarter remains in-line with the Company’s expectations, leading Coeur to reaffirm consolidated and site level production guidance for 2022
•Strong quarterly production increases at Kensington, Wharf and Rochester – Kensington’s gold production increased by 23% versus the first quarter, driven by an all-time quarterly record mill throughput. Wharf’s gold production increased by 15% while Rochester’s silver and gold production increased by 5% and 37%, respectively
•Full-year cost guidance updated – The Company has updated its full-year site level cost guidance to reflect inflationary pressures. Additionally, Coeur has elected to increase its planned exploration investment by approximately $11 million in 2022 due to positive drilling results at the Kensington, Palmarejo and Silvertip assets
•Rochester expansion project remains on-track – The ongoing expansion at the Rochester silver and gold operation in Nevada remains on-track for completion in mid-2023. The total estimated project capital remains approximately $600 million as of June 30, 2022. Coeur has committed approximately $523 million of the project capital and has incurred roughly $350 million towards the expansion
•Strategic sale of Victoria Gold shares – Coeur announced the sale of 5 million shares of Victoria Gold Corporation (“Victoria Gold”) stock for net cash proceeds of approximately $40 million, which were received on July 5, 2022
•Appointment of Jeane Hull to Board of Directors – Consistent with the Company’s commitment to Board refreshment and best-in-class corporate governance, Jeane Hull has been appointed to Coeur’s Board of Directors

“Our second quarter results demonstrate the resilience of Coeur’s multi-asset mine portfolio,” said Mitchell J. Krebs, President and Chief Executive Officer. “Despite weaker gold and silver prices, Company-wide revenue increased 8% versus the prior quarter due to higher production levels from our Kensington, Wharf and Rochester operations. With continued expected production growth during the second half of the year, we remain on track to achieve our 2022 production guidance for gold and silver.

“We have also significantly advanced and de-risked the expansion project taking place at our Rochester operation, which is expected to provide a step-change in Coeur’s production and cash flow profile once completed and commissioned. The project remains on-track to be completed mid-2023 and the total project cost remains approximately $600 million. The Rochester team completed the installation of pre-screens on the existing crushing circuit on July 22, which is providing the team with important operating experience that will be applied to the expansion project.
“Our balance sheet has been further strengthened by recent initiatives and remains sound with total adjusted liquidity1 of nearly $360 million including recent sales of a portion of our equity investments. Following completion of the Rochester expansion, we expect to de-lever the balance sheet from strong anticipated cash flows as we advance and evaluate opportunities to enhance stockholder value, including a potential future expansion and restart of the high-grade Silvertip asset.
“Given ongoing impressive drilling results at Silvertip and Palmarejo and recent positive results from the upper portions of the main Kensington deposit that suggest strong potential for extended mine life, we plan to invest an additional $11 million to accelerate these priority targets during the second half of the year. We remain committed to investing in brownfield exploration and development as a key element of our strategy and an important driver of future returns.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce metrics)	2Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2021
Gold Sales	$146.6	$129.5	$146.7	$147.7	$146.2
Silver Sales	$57.5	$59.0	$61.2	$60.2	$68.7
Consolidated Revenue	$204.1	$188.4	$207.8	$208.0	$214.9
Costs Applicable to Sales[2]	$150.7	$133.3	$136.5	$134.3	$132.6
General and Administrative Expenses	$9.3	$10.3	$9.6	$8.7	$10.5
Net Income (Loss)	$(77.4)	$7.7	$(10.7)	$(54.8)	$32.1
Net Income (Loss) Per Share	$(0.28)	$0.03	$(0.04)	$(0.21)	$0.13
Adjusted Net Income (Loss)[1]	$(13.1)	$(13.8)	$(11.6)	$(2.9)	$(0.8)
Adjusted Net Income (Loss)[1] Per Share	$(0.05)	$(0.05)	$(0.05)	$(0.01)	$0.00
Weighted Average Shares Outstanding	278.0	263.6	254.8	254.7	252.1
EBITDA[1]	$(32.8)	$40.4	$28.3	$(14.2)	$84.6
Adjusted EBITDA[1]	$43.3	$41.5	$48.7	$48.8	$52.7
Cash Flow from Operating Activities	$22.6	$(6.4)	$35.0	$21.8	$58.1
Capital Expenditures	$73.2	$69.5	$100.9	$71.3	$78.2
Free Cash Flow[1]	$(50.6)	$(75.9)	$(65.9)	$(49.4)	$(20.2)
Cash, Equivalents & Short-Term Investments	$74.2	$73.3	$56.7	$85.0	$124.1
Total Debt[4]	$547.5	$485.5	$487.5	$442.4	$414.2
Average Realized Price Per Ounce – Gold	$1,729	$1,721	$1,652	$1,645	$1,651
Average Realized Price Per Ounce – Silver	$22.61	$24.06	$23.17	$24.18	$26.60
Gold Ounces Produced	83,772	75,409	88,946	87,083	87,275
Silver Ounces Produced	2.5	2.5	2.6	2.5	2.6
Gold Ounces Sold	84,786	75,211	88,930	89,804	88,501
Silver Ounces Sold	2.5	2.5	2.6	2.5	2.6

Financial Results
Second quarter 2022 revenue totaled $204 million compared to $188 million in the prior period and $215 million in the second quarter of 2021. The Company produced 83,772 and 2.5 million ounces of gold and silver, respectively, during the quarter. Metal sales for the quarter totaled 84,786 ounces of gold and 2.5 million ounces of silver. Average realized gold and silver prices for the quarter were $1,729 and $22.61 per ounce, respectively, compared to $1,721 and $24.06 per ounce in the prior period and $1,651 and $26.60 per ounce in the second quarter of 2021.
Gold and silver sales represented 72% and 28% of quarterly revenue, respectively. The Company’s U.S. operations accounted for approximately 58% of second quarter revenue.
Costs applicable to sales2 increased quarter-over-quarter to $151 million, largely due to inflationary pressures on consumable costs. General and administrative expenses decreased slightly quarter-over-quarter to $9 million.
Coeur invested approximately $13 million ($5 million expensed and $8 million capitalized) in exploration during the quarter, compared to roughly $14 million ($5 million expensed and $8 million capitalized) in the prior period, reflecting lower planned investment across the portfolio following the Company’s highest-ever exploration investment in 2021. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.

The Company recorded income tax expense of approximately $12 million during the second quarter. Cash income and mining taxes paid during the period totaled approximately $8 million.
Quarterly operating cash flow totaled $23 million compared to $(6) million in the prior period, mainly driven by higher metal sales and favorable changes in working capital. Changes in working capital during the quarter were $(7) million, compared to $(30) million in the prior period.
Capital expenditures increased 5% quarter-over-quarter to $73 million compared to $70 million in the prior period. Expenditures related to the POA 11 expansion project at Rochester totaled $42 million during the quarter compared to $30 million in the first quarter. Sustaining and development capital expenditures accounted for approximately 37% and 63%, respectively, of Coeur’s total capital investment during the quarter.

Capital Projects Update
Rochester Expansion
As of June 30, 2022, the total estimated project capital cost remained approximately $600 million. With the commencement of structural, mechanical, piping, electrical and instrumentation construction work, completion of final major high-voltage electrical contracts and initial commitments for the pre-screen addition to the expanded crusher circuit, the Company has committed approximately $523 million and incurred $350 million of the total estimated project cost through June 30, 2022.
The expansion consists of three major components: (i) a new 300-million-ton leach pad, for which civil work is essentially complete and piping work is near completion; (ii) a Merrill-Crowe process plant, with construction completion scheduled for the first half of 2023; and (iii) a new three-stage crushing circuit, with construction completion scheduled for mid-2023. These scheduled construction completion dates for the project remain unchanged.
Construction of the Merrill-Crowe process plant ramped up during the second quarter, including completion of concrete work, continuation of equipment setting, and the commencement of building and process plant steel pipe rack erection, as well as piping and cable tray installation.
Work on the crusher corridor included (i) continued civil construction in the primary crusher area, (ii) the completion of concrete work, start of steel construction, and setting of conveyor and equipment in the secondary crusher area, (iii) continued advancement of concrete work and start of steel erection in the secondary stockpile reclaim area, (iv) completion of concrete in the tertiary crusher area, and (v) continuation of concrete work in the tertiary reclaim and final product load-out areas. Deliveries of equipment and materials for the project continue to support the overall construction schedule.
The Company also recently advanced detailed engineering on the pre-screens. Equipment procurement and construction contract development is well underway as Coeur continues working to align construction of the pre-screens with the completion of the new crusher. Final cost estimates related to pre-screens are expected in the third quarter.

Silvertip Expansion and Restart
Coeur continues to advance study work to assess the economics of a potential future expansion and restart of its high-grade Silvertip silver-zinc-lead development project in British Columbia, Canada. The Company’s objective remains to complete an evaluation by year-end of higher throughput scenarios to reduce unit costs and to take advantage of Silvertip’s expanding, high-grade resource base.

Ongoing exploration activities continue to generate positive results. Exploration investment in the second quarter totaled approximately $2 million (substantially all capitalized) compared to roughly $2 million (substantially all capitalized) in the prior period.
Up to three core drill rigs were active during the second quarter focused on infill drilling. Two underground rigs drilled at the Southern Silver and Discovery zones, while one surface rig drilled at the Camp Creek zone. During the third quarter, a second surface rig will be added to target infill and expansion drilling at the Camp Creek and Discovery zones while the underground rigs will focus on infill and expansion drilling at the Southern Silver zone along with testing for chimney feeder structures beneath the Discovery zone.
Ongoing carrying costs at Silvertip totaled $5 million in the second quarter, compared to $6 million in the prior period. Capital expenditures related to infill drilling and underground development during the second quarter totaled $6 million compared to $12 million in the prior period. For full-year 2022, capital expenditures are now expected to be approximately $28 - $36 million (previously $18 - $24 million). The revised figures reflect increased underground development and infill drilling.

Liquidity Update
Coeur ended the quarter with total liquidity of approximately $319 million, including $74 million of cash and $245 million of available capacity under its $390 million revolving credit facility (“RCF”)3. Additionally, Coeur had $99 million of marketable securities at the end of the second quarter.
On June 28, 2022, the Company announced the sale of 5 million shares of Victoria Gold for net proceeds of approximately $40 million, which is not included as part of Coeur’s second quarter results due to timing of settlement.

Hedging Update
The Company did not execute any additional hedges during the second quarter. The Company’s silver price exposure remains unhedged. An overview of the hedges in place are outlined below:

	2022	2023
Gold Ounces Hedged	108,500	112,500
Avg. Forward Price ($/oz)	$1,965	$1,982

Mark-to-Market Adjustments
The Company values its strategic investments in equity securities as of the end of each reporting period. The estimated fair values of Coeur’s equity investments in Victoria Gold, Avino Silver & Gold Mines Ltd. and Integra Resources Corp. were $88 million, $8 million and $4 million, respectively, at June 30, 2022 (and does not reflect the sale of Victoria Gold stock that settled subsequent to quarter-end) compared to $141 million, $13 million and $5 million at March 31, 2022, respectively, resulting in a non-cash unrealized loss of approximately $63 million during the second quarter of 2022. This figure is included in “Fair value adjustments, net” on the Company’s income statement.

Rochester LCM Adjustment
Coeur reports the carrying value of metal and leach pad inventory at the lower of cost or net realizable value, with cost being determined using a weighted average cost method. At the end of the second quarter, the cost of ore on leach pads at Rochester exceeded its net realizable value which resulted in a lower of cost or market (“LCM”) adjustment of $10 million (approximately $9 million in costs applicable to sales3 and $1 million of amortization).

Operations
Second quarter 2022 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2021
Tons milled	539,600	565,211	587,615	517,363	517,373
Average gold grade (oz/t)	0.054	0.056	0.055	0.050	0.058
Average silver grade (oz/t)	3.95	3.87	3.86	3.86	3.94
Average recovery rate – Au	92.4%	90.6%	89.7%	93.7%	92.4%
Average recovery rate – Ag	84.2%	83.0%	81.3%	85.5%	81.9%
Gold ounces produced	27,109	28,931	28,748	24,254	27,595
Silver ounces produced (000’s)	1,795	1,813	1,843	1,708	1,667
Gold ounces sold	29,285	28,242	27,706	24,897	30,516
Silver ounces sold (000’s)	1,855	1,796	1,813	1,715	1,640
Average realized price per gold ounce	$1,507	$1,419	$1,374	$1,335	$1,351
Average realized price per silver ounce	$22.56	$23.94	$23.26	$24.15	$26.71
Metal sales	$86.0	$83.1	$80.4	$74.6	$85.0
Costs applicable to sales[2]	$49.1	$43.2	$38.8	$39.0	$41.9
Adjusted CAS per AuOz[1]	$855	$730	$653	$704	$662
Adjusted CAS per AgOz[1]	$12.97	$12.43	$11.25	$12.50	$13.34
Exploration expense	$1.7	$1.6	$2.3	$2.8	$1.8
Cash flow from operating activities	$22.3	$34.3	$32.9	$23.2	$33.4
Sustaining capital expenditures (excludes capital lease payments)	$10.1	$13.6	$8.3	$8.4	$9.8
Development capital expenditures	$—	$—	$(0.1)	$0.1	$—
Total capital expenditures	$10.1	$13.6	$8.2	$8.5	$9.8
Free cash flow[1]	$12.2	$20.7	$24.7	$14.7	$23.6
Operational
•Second quarter gold and silver production totaled 27,109 and 1.8 million ounces, respectively, compared to 28,931 and 1.8 million ounces in the prior period and 27,595 and 1.7 million ounces in the second quarter of 2021
•Production during the quarter benefited from higher average gold and silver recoveries, offset by a 5% decrease in mill throughput and lower average gold grade. Higher recoveries in the quarter reflect ongoing blending optimization as well as enhancements in the flotation and solution management processes
Financial
•Second quarter adjusted CAS1 for gold and silver on a co-product basis increased 17% and 4% to $855 and $12.97 per ounce, respectively, reflecting the combination of metal sales and average realized prices which impacts the allocation of costs on a co-product basis, as well as higher consumable costs
•Capital expenditures decreased 26% quarter-over-quarter to $10 million, reflecting timing of projects, partially offset by continued investment in underground development and infill drilling
•Free cash flow1 in the second quarter totaled $12 million compared to $21 million in the prior period, largely driven by higher costs related to inflationary pressures on consumables
Exploration
•Exploration investment for the second quarter increased 20% to approximately $4 million ($2 million expensed and $2 million capitalized), compared to roughly $3 million ($2 million expensed and $1 million capitalized) in the prior period

•Up to six surface and underground core drill rigs were active during the quarter. Infill drilling focused on specific zones within the Guadalupe deposits while surface rigs targeted the Hidalgo zone (located at the northwest end of the Independencia deposit) which encountered multiple mineralized veins in both the footwall and hanging wall portions, suggesting a potential extension of the ore body, and the Nacion zone (located within the Guadalupe deposit)
•Expansion drilling during the quarter continued to focus on the northwest extension of the Hidalgo and La Carmela (located within the Guazapares district and to the east and outside the gold stream area of interest) zones
•Coeur expects four drill rigs to be active at Palmarejo in the third quarter of 2022, focused on infill drilling at the Hidalgo and Nacion zones as well as expansion drilling in the northwest Hidalgo and La Carmela zones
Other
•Approximately 36% (10,528 ounces) of Palmarejo’s gold sales in the second quarter were sold under its gold stream agreement at a price of $800 per ounce. The Company anticipates approximately 38% - 42% of Palmarejo’s gold sales for 2022 will be sold under the stream agreement
Guidance
•Full-year 2022 production is expected to be 100,000 - 110,000 ounces of gold and 6.0 - 7.0 million ounces of silver
•CAS1 in 2022 are expected to be $825 - $925 per gold ounce (previously $750 - $850 per ounce) and $12.75 - $13.75 per silver ounce (previously $13.50 - $14.50 per ounce). The revised figures largely reflect an anticipated change in the allocation of costs on a co-product basis
•Capital expenditures are expected to be $48 - $53 million (previously $50 - 55 million). The revised figure is based on timing of projects in 2022

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2021
Ore tons placed	4,236,459	4,377,873	3,823,764	3,427,078	3,195,777
Average silver grade (oz/t)	0.35	0.34	0.40	0.43	0.38
Average gold grade (oz/t)	0.003	0.003	0.003	0.002	0.003
Silver ounces produced (000’s)	689	655	757	739	888
Gold ounces produced	8,319	6,066	6,864	6,051	7,232
Silver ounces sold (000’s)	683	638	801	758	912
Gold ounces sold	8,071	5,928	7,386	5,559	7,818
Average realized price per silver ounce	$22.42	$24.00	$22.98	$24.27	$26.38
Average realized price per gold ounce	$1,883	$1,864	$1,797	$1,785	$1,794
Metal sales	$30.5	$26.4	$31.6	$28.3	$38.1
Costs applicable to sales[2]	$38.0	$32.3	$37.5	$31.7	$38.0
Adjusted CAS per AgOz[1]	$20.85	$22.06	$21.76	$22.68	$26.09
Adjusted CAS per AuOz[1]	$1,763	$1,720	$1,707	$1,665	$1,787
Exploration expense	$1.5	$1.9	$2.2	$2.4	$0.9
Cash flow from operating activities	$(9.1)	$(19.7)	$(12.3)	$(9.5)	$4.0
Sustaining capital expenditures (excludes capital lease payments)	$4.5	$2.3	$5.8	$2.4	$7.3
Development capital expenditures	$42.5	$30.8	$48.1	$37.7	$35.0
Total capital expenditures	$47.0	$33.1	$53.9	$40.1	$42.3
Free cash flow[1]	$(56.1)	$(52.8)	$(66.2)	$(49.6)	$(38.3)
Operational

•Silver and gold production increased 5% and 37% in the second quarter, respectively, to 0.7 million and 8,319 ounces compared to 0.7 million and 6,066 ounces in the prior period and 0.9 million and 7,232 ounces in the second quarter of 2021. Higher production in the period is largely due to increased placement rates during the first quarter
•Tons placed decreased 3% quarter-over-quarter to 4.2 million, due primarily to crusher circuit downtime related to the installation of pre-screens. Placement rates were supplemented by stacking roughly 1.5 million tons of run-of-mine material during the quarter
•The Company began installation of pre-screens on the existing crusher corridor on June 23 and commenced commissioning on July 22. Ramp-up of the pilot system as well as optimization of the product size placed under leach is scheduled to take place during the month of August. The experience and knowledge gained from utilizing pre-screens is expected to facilitate the integration of pre-screen technology into the new crusher system flowsheet for POA 11
Financial
•Second quarter adjusted CAS1 figures in the table above and highlighted below exclude the impact of an LCM adjustment totaling approximately $9 million related to the net realizable value of metal and leach pad inventory
•Second quarter adjusted CAS1 for silver and gold on a co-product basis totaled $20.85 and $1,763 per ounce, respectively, compared to $22.06 and $1,720 per ounce in the prior period, largely driven by increased fleet maintenance and consumable costs
•Capital expenditures increased 42% quarter-over-quarter to $47 million, reflecting increased spending related to the POA 11 expansion project
•Free cash flow1 in the second quarter totaled $(56) million compared to $(53) million in the prior period
Exploration
•Quarterly exploration investment decreased 22% quarter-over-quarter to approximately $2 million ($2 million expensed and $1 million capitalized)
•With the approval of the updated Plan of Operations for West Rochester (composed of Lincoln Hill, Independence Hill and Gold Ridge) received in the prior period, the Company began a resource validation program at Lincoln Hill, which, based on its current resource, contains approximately four times the gold grade compared to Rochester Mine reserves. Two reverse circulation drill rigs and one core drill rig were active during the period. Infill drilling focused within Lincoln Hill while expansion drilling targeted the Rochester and Nevada Packard pits
•Coeur plans to have up to two reverse circulation drill rigs active at Rochester during the third quarter of 2022 to finalize the infill program at Lincoln Hill. Additionally, the Company plans to continue the surface mapping and sampling of West Rochester and the Rochester pit, as well as to expand the soil sampling grid covering both areas
Guidance
•Full-year 2022 production is expected to be 3.0 - 4.0 million ounces of silver and 35,000 - 43,000 ounces of gold
•CAS1 in 2022 are expected to be $20.00 - $26.00 per silver ounce (previously $20.75 - $22.75 per ounce) and $1,650 - $1,850 per gold ounce (previously $1,490 - $1,590 per ounce). The revised figures reflect higher anticipated diesel, labor and maintenance costs due to inflationary pressures

•Capital expenditures are expected to be $220 - $260 million (unchanged)

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2021
Tons milled	175,722	165,968	168,295	160,596	168,311
Average gold grade (oz/t)	0.17	0.14	0.21	0.19	0.18
Average recovery rate	91.6%	95.3%	93.9%	93.0%	92.7%
Gold ounces produced	27,866	22,646	33,516	28,621	28,322
Gold ounces sold	27,666	22,834	33,888	29,902	26,796
Average realized price per gold ounce, gross	$1,842	$1,967	$1,790	$1,764	$1,851
Treatment and refining charges per gold ounce	$34	$37	$27	$29	$30
Average realized price per gold ounce, net	$1,808	$1,930	$1,763	$1,735	$1,821
Metal sales	$50.3	$44.3	$59.8	$51.9	$48.8
Costs applicable to sales[2]	$39.3	$36.9	$37.9	$34.6	$29.2
Adjusted CAS per AuOz[1]	$1,399	$1,610	$1,111	$1,150	$1,088
Prepayment, working capital cash flow	$(0.1)	$10.1	$7.4	$(7.4)	$7.9
Exploration expense	$1.2	$0.4	$1.6	$2.7	$1.3
Cash flow from operating activities	$10.7	$10.9	$26.8	$13.6	$19.4
Sustaining capital expenditures (excludes capital lease payments)	$8.8	$7.9	$8.0	$6.3	$6.0
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$8.8	$7.9	$8.0	$6.3	$6.0
Free cash flow[1]	$1.9	$3.0	$18.8	$7.3	$13.4
Operational
•Gold production increased 23% in the second quarter to 27,866 ounces compared to 22,646 ounces in the prior period and 28,322 ounces in the second quarter of 2021
•Higher production during the period was driven by an increase in mill throughput - a quarterly record high - due to improved efficiencies at the mill as well as higher average gold grade quarter-over-quarter, partially offset by lower average gold recoveries
Financial
•Second quarter adjusted CAS1 totaled $1,399 per ounce compared to $1,610 per ounce in the prior period reflecting improved metal sales, partially offset by higher consumable costs and employee-related expenses
•Capital expenditures increased quarter-over-quarter to $9 million due to planned investment in underground development and infill drilling
•Free cash flow1 in the second quarter totaled $2 million compared to $3 million in the prior period largely driven by an increase in metal sales, offset by higher capital expenditures
Exploration
•Exploration investment in the quarter totaled approximately $3 million ($1 million expensed and $2 million capitalized), compared to $2 million (substantially all capitalized) in the prior period
•Three underground drill rigs and one surface core rig were active during the quarter. Two drills focused on infill drilling at Elmira, Eureka, Kensington Zone 30 and Jualin, while one surface drill rig targeted expansion drilling at Kensington main and Jennifer as well as scout drilling in the Valentine/Fremming area

•Infill drilling at the Kensington Zone 30 and Elmira structures continues to intercept zones of consistent widths and grades with the potential to extend mine life
•In the third quarter of 2022, three underground drill rigs are expected to focus on infill drilling at multiple zones of the Kensington vein system, expansion drilling at Elmira, Johnson and Kensington Zone 10, as well as surface scout drilling in Valentine/Fremming and Comet areas
Guidance
•Full-year 2022 production is expected to be 110,000 - 120,000 ounces of gold
•CAS1 in 2022 are expected to be $1,300 - $1,400 per gold ounce (previously $1,150 - $1,250 per ounce). The revised figures reflect higher anticipated diesel, labor and maintenance costs due to inflationary pressures
•Capital expenditures are expected to be $30 - $35 million (previously $27 - $34 million). The revised figures reflect increased infill drilling and underground development

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2021
Ore tons placed	1,050,215	1,127,569	1,074,189	1,489,169	1,025,481
Average gold grade (oz/t)	0.015	0.025	0.022	0.025	0.032
Gold ounces produced	20,478	17,766	19,818	28,157	24,126
Silver ounces produced (000’s)	12	12	15	16	33
Gold ounces sold	19,764	18,207	19,950	29,446	23,371
Silver ounces sold (000’s)	6	16	11	18	31
Average realized price per gold ounce	$1,886	$1,882	$1,799	$1,789	$1,801
Metal sales	$37.4	$34.7	$36.2	$53.1	$42.9
Costs applicable to sales[2]	$24.4	$20.9	$22.4	$29.1	$23.4
Adjusted CAS per AuOz[1]	$1,233	$1,118	$1,104	$971	$963
Exploration expense	$—	$—	$(0.1)	$—	$0.1
Cash flow from operating activities	$10.3	$5.5	$8.4	$24.9	$17.3
Sustaining capital expenditures (excludes capital lease payments)	$0.3	$0.2	$3.0	$0.3	$0.3
Development capital expenditures	$0.2	$1.2	$1.2	$0.7	$1.1
Total capital expenditures	$0.5	$1.4	$4.2	$1.0	$1.4
Free cash flow[1]	$9.8	$4.1	$4.2	$23.9	$15.9
Operational
•Gold production increased 15% quarter-over-quarter to 20,478 ounces, largely driven by the timing of ounces placed on the leach pads due to higher grade ore placed in the first quarter. Year-over-year production decreased 15%
Financial
•Adjusted CAS1 on a by-product basis increased 10% quarter-over-quarter to $1,233 per ounce, largely driven by increased consumable costs, partially offset by improved metal sales
•Capital expenditures in the second quarter totaled $1 million compared to $1 million in the prior period, primarily related to timing of capital projects
•Free cash flow1 more than doubled quarter-over-quarter to $10 million, reflecting higher metal sales and a decrease in capital expenditures
Exploration

•Exploration investment decreased quarter-over-quarter as the infill program was completed in the first quarter, which focused on resource conversion at the Portland Ridge - Boston claim group (located on the southern edge of the operation) and Flossie (located west of Portland Ridge) areas. No additional exploration activities are planned for the remainder of the year
Guidance
•Full-year 2022 production is expected to be 70,000 - 80,000 ounces
•CAS1 in 2022 are expected to be $1,250 - $1,350 per gold ounce (previously $1,225 - $1,325). The revised figures reflect higher anticipated diesel costs due to inflationary pressures
•Capital expenditures are expected to be $2 - $5 million (unchanged)

Exploration
Coeur had 16 active rigs across all sites during the second quarter, for a total investment of approximately $13 million ($5 million expensed and $8 million capitalized), compared to roughly $14 million ($5 million expensed and $8 million capitalized) in the prior period. The decrease in drilling activity was largely driven by lower planned investment across the portfolio.
One reverse circulation and one core drill rig were active at the Crown exploration property in southern Nevada during the quarter, primarily focused on the C-Horst and Daisy deposits in the Crown area and the Goldspar target near Sterling. Results from those targets were encouraging and ongoing geological review indicates resource expansion upside potential at these deposits.
Additionally, an amended permit to expand the C-Horst discovery footprint is expected to be received during the third quarter. The new permit is expected to allow Coeur to test multiple targets at the Pipeline Gulch and Tates Wash areas (both located between C-Horst and SNA) where indicators from surface geology, geochemistry and geophysics are similar to C-Horst.
The Company now expects to invest $47 - $57 million in exploration in 2022 (previously $36 - $46 million), including $25 - $30 million (previously $18 - $23 million) and $22 - $27 million (previously $18 - $23 million) of expensed and capitalized drilling, respectively. The increase in exploration investment reflects additional planned expansion and infill drilling at Silvertip, Palmarejo and Kensington.

2022 Guidance
Production during the second quarter was in-line with Coeur’s expectations, leading the Company to reaffirm 2022 production guidance. Updated cost guidance reflects industry-wide inflationary pressures on consumables.
2022 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	100,000 - 110,000	6,000 - 7,000
Rochester	35,000 - 43,000	3,000 - 4,000
Kensington	110,000 - 120,000	—
Wharf	70,000 - 80,000	—
Total	315,000 - 353,000	9,000 - 11,000

2022 Costs Applicable to Sales Guidance

	Previous		Updated
	Gold	Silver	Gold	Silver
	($/oz)	($/oz)	($/oz)	($/oz)
Palmarejo (co-product)	$750 - $850	$13.50 - $14.50	$825 - $925	$12.75 - $13.75
Rochester (co-product)	$1,490 - $1,590	$20.75 - $22.75	$1,650 - $1,850	$20.00 - $26.00
Kensington	$1,150 - $1,250		$1,300 - $1,400	—
Wharf (by-product)	$1,225 - $1,325		$1,250 - $1,350	—

2022 Capital, Exploration and G&A Guidance

	Previous	Updated
	($M)	($M)
Capital Expenditures, Sustaining	$115 - $140	$110 - $135
Capital Expenditures, Development	$205 - $250	$220 - $260
Exploration, Expensed	$18 - $23	$25 - $30
Exploration, Capitalized	$18 - $23	$22 - $27
General & Administrative Expenses	$42 - $46	$42 - $46

Note: The Company’s previous guidance figures assume estimated prices of $1,800/oz gold and $24.00/oz silver as well as CAD of 1.25 and MXN of 20.00. The Company’s updated guidance figures assume estimated prices of $1,800/oz gold and $22.00/oz silver as well as CAD of 1.25 and MXN of 20.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its second quarter 2022 financial results on August 4, 2022 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through August 11, 2022.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        906 27 55

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip silver-zinc-lead development project in British Columbia and has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding strategy, cash flow, capital allocation and investment, liquidity, exploration and development efforts and plans, resource growth, expectations regarding the potential expansion and restart at Silvertip, expectations, plans, costs and timing regarding the Rochester POA 11 expansion project, hedging strategies, the impact of inflation, anticipated production, costs and expenses and operations at Palmarejo, Rochester, Wharf and Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to which Coeur markets its production, the potential effects of the COVID-19 pandemic, including impacts to workforce, materials and equipment availability, inflationary pressures, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production and on the communities where we operate, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange

Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under S-K 1300, namely our Director, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2021.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s RCF. Adjusted liquidity is defined as liquidity plus the proceeds of the sale of Victoria Gold shares which settled subsequent to quarter end. Please see tables in Appendix for the calculation of consolidated free cash flow, liquidity and adjusted liquidity.
2. Excludes amortization.
3. As of June 30, 2022, Coeur had $30 million in outstanding letters of credit and $115 million in outstanding borrowings under its RCF.
4. Includes capital leases. Net of debt issuance costs and premium received.

Average Spot Prices

	2Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2021
Average Gold Spot Price Per Ounce	$1,871	$1,877	$1,795	$1,781	$1,816
Average Silver Spot Price Per Ounce	$22.60	$24.00	$23.33	$23.65	$26.69
Average Zinc Spot Price Per Pound	$1.77	$1.70	$1.52	$1.37	$1.32
Average Lead Spot Price Per Pound	$0.99	$1.05	$1.05	$1.06	$0.97

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603

Attention: Jeff Wilhoit, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2022	December 31, 2021
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$74,159	$56,664
Receivables	32,453	32,417
Inventory	54,845	51,281
Ore on leach pads	96,589	81,128
Equity securities	87,539	—
Prepaid expenses and other	34,045	13,847
Assets held for sale	—	54,240
	379,630	289,577
NON-CURRENT ASSETS
Property, plant and equipment, net	357,444	319,967
Mining properties, net	971,047	852,799
Ore on leach pads	63,496	73,495
Restricted assets	8,484	9,138
Equity securities	11,545	132,197
Receivables	8,608	—
Other	60,078	57,249
TOTAL ASSETS	$1,860,332	$1,734,422
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$121,238	$103,901
Accrued liabilities and other	88,334	87,946
Debt	28,670	29,821
Reclamation	2,853	2,931
Liabilities held for sale	—	11,269
	241,095	235,868
NON-CURRENT LIABILITIES
Debt	518,830	457,680
Reclamation	183,549	178,957
Deferred tax liabilities	25,350	21,969
Other long-term liabilities	34,327	39,686
	762,056	698,292
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 600,000,000 shares, 280,805,378 issued and outstanding at June 30, 2022 and 256,919,803 at December 31, 2021	2,808	2,569
Additional paid-in capital	3,837,023	3,738,347
Accumulated other comprehensive income (loss)	26,544	(1,212)
Accumulated deficit	(3,009,194)	(2,939,442)
	857,181	800,262
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,860,332	$1,734,422

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	In thousands, except share data
Revenue	$204,123	$214,858	$392,527	$416,975
COSTS AND EXPENSES
Costs applicable to sales(1)	150,679	132,595	283,946	240,742
Amortization	27,965	31,973	54,398	61,910
General and administrative	9,287	10,467	19,559	22,021
Exploration	5,279	12,446	10,697	22,112
Pre-development, reclamation, and other	9,178	12,738	20,590	26,450
Total costs and expenses	202,388	200,219	389,190	373,235
OTHER INCOME (EXPENSE), NET
Loss on debt extinguishment	—	—	—	(9,173)
Fair value adjustments, net	(62,810)	37,239	(52,205)	33,440
Interest expense, net of capitalized interest	(5,170)	(5,093)	(9,738)	(10,003)
Other, net	313	701	2,050	4,328
Total other income (expense), net	(67,667)	32,847	(59,893)	18,592
Income (loss) before income and mining taxes	(65,932)	47,486	(56,556)	62,332
Income and mining tax (expense) benefit	(11,502)	(15,340)	(13,196)	(28,126)
NET INCOME (LOSS)	$(77,434)	$32,146	$(69,752)	$34,206
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	34,245	(2,982)	29,027	24,376
Reclassification adjustments for realized (gain) loss on cash flow hedges	(1,731)	(3,061)	(1,271)	(5,783)
Other comprehensive income (loss)	32,514	(6,043)	27,756	18,593
COMPREHENSIVE INCOME (LOSS)	$(44,920)	$26,103	$(41,996)	$52,799

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Basic	$(0.28)	$0.13	$(0.26)	$0.14

Diluted	$(0.28)	$0.13	$(0.26)	$0.14
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(77,434)	$32,146	$(69,752)	$34,206
Adjustments:
Amortization	27,965	31,973	54,398	61,910
Accretion	3,529	2,965	6,992	5,870
Deferred taxes	704	5,100	(7,558)	5,224
Loss on debt extinguishment	—	—	—	9,173
Fair value adjustments, net	62,810	(37,239)	49,066	(33,440)
Stock-based compensation	2,347	3,256	4,614	7,512
Write-downs	9,219	—	16,814	—
Deferred revenue recognition	(241)	(7,255)	(556)	(15,601)
Other	874	496	(466)	(1,832)
Changes in operating assets and liabilities:
Receivables	(4,882)	961	4,218	1,960
Prepaid expenses and other current assets	3,523	1,328	3,014	673
Inventory and ore on leach pads	(11,263)	3,259	(28,935)	(14,227)
Accounts payable and accrued liabilities	5,493	21,069	(15,632)	(7,728)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	22,644	58,059	16,217	53,700
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(73,156)	(78,223)	(142,658)	(137,647)
Proceeds from the sale of assets	630	968	16,001	5,556
Purchase of investments	—	(876)	—	(876)
Sale of investments	—	—	—	935
Other	(10)	(13)	(21)	(30)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(72,536)	(78,144)	(126,678)	(132,062)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	(62)	—	98,335	—
Issuance of notes and bank borrowings, net of issuance costs	70,000	—	155,000	367,493
Payments on debt, finance leases, and associated costs	(19,037)	(9,611)	(122,304)	(253,578)
Other	(160)	(233)	(3,563)	(4,158)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	50,741	(9,844)	127,468	109,757
Effect of exchange rate changes on cash and cash equivalents	(13)	(56)	259	(107)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	836	(29,985)	17,266	31,288
Cash, cash equivalents and restricted cash at beginning of period	74,719	155,443	58,289	94,170
Cash, cash equivalents and restricted cash at end of period	$75,555	$125,458	$75,555	$125,458

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 2Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2021
Net income (loss)	$(135,280)	$(77,434)	$7,682	$(10,760)	$(54,768)	$32,146
(Income) loss from discontinued operations, net of tax				—	—	—
Interest expense, net of capitalized interest	16,186	5,170	4,568	3,211	3,237	5,093
Income tax provision (benefit)	20,028	11,502	1,694	432	6,400	15,340
Amortization	120,803	27,965	26,433	35,443	30,962	31,973
EBITDA	21,737	(32,797)	40,377	28,326	(14,169)	84,552
Fair value adjustments, net	86,188	62,810	(10,605)	7,543	26,440	(37,239)
Foreign exchange (gain) loss	2,573	507	559	479	1,028	499
Asset retirement obligation accretion	13,110	3,529	3,463	3,091	3,027	2,965
Inventory adjustments and write-downs	12,045	9,763	8,592	8,109	5,790	267
(Gain) loss on sale of assets and securities	(1,889)	(621)	(1,831)	471	92	(621)
Value-added tax write-off	25,982	—	—	—	25,982	—
COVID-19 costs	2,588	318	972	681	617	2,315
Interest income on notes receivables	(179)	(179)	—	—	—	—
Adjusted EBITDA	$162,155	$43,330	$41,527	$48,700	$48,807	$52,738
Revenue	$808,380	$204,123	$188,404	$207,884	$207,969	$214,858
Adjusted EBITDA Margin	20%	21%	22%	23%	23%	25%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	2Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2021
Net income (loss)	$(77,434)	$7,682	$(10,760)	$(54,768)	$32,146
Fair value adjustments, net	62,811	(10,605)	7,543	26,440	(37,239)
Foreign exchange loss (gain)	513	990	146	388	1,503
(Gain) loss on sale of assets and securities	(621)	(1,831)	471	92	(621)
Value-added tax write-off	—	—	—	25,982	—
Loss on debt extinguishment	—	—	—	—	—
COVID-19 costs	318	972	681	617	2,315
Interest income on notes receivables	(179)	—	—	—	—
Tax effect of adjustments	1,488	(10,990)	(9,696)	(1,630)	1,056
Adjusted net income (loss)	$(13,104)	$(13,782)	$(11,615)	$(2,879)	$(840)

Adjusted net income (loss) per share - Basic	$(0.05)	$(0.05)	$(0.05)	$(0.01)	$0.00
Adjusted net income (loss) per share - Diluted	$(0.05)	$(0.05)	$(0.05)	$(0.01)	$0.00

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2021
Cash flow from operations	$22,644	$(6,427)	$34,936	$21,846	$58,059
Capital expenditures	73,156	69,502	100,868	71,266	78,223
Free cash flow	$(50,512)	$(75,929)	$(65,932)	$(49,420)	$(20,164)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	2Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2021
Cash provided by (used in) operating activities	$22,644	$(6,427)	$34,936	$21,846	$58,059
Changes in operating assets and liabilities:
Receivables	4,882	(9,100)	1,999	944	(961)
Prepaid expenses and other	(3,523)	509	104	80	(1,328)
Inventories	11,263	17,672	9,581	3,820	(3,259)
Accounts payable and accrued liabilities	(5,493)	21,125	(8,831)	8,114	(21,069)
Operating cash flow before changes in working capital	$29,773	$23,779	$37,789	$34,804	$31,442

Total Adjusted Liquidity

(Dollars in thousands)	2Q 2022
Cash and cash equivalents	$74,159
Available capacity under the RCF	244,500
Total liquidity	318,659
Proceeds from sale equity securities settled in subsequent quarter	40,500
Total adjusted liquidity	$359,159

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$58,800	$42,914	$48,680	$26,600	$1,259	$178,253
Amortization	(9,737)	(4,961)	(9,369)	(2,248)	(1,259)	(27,574)
Costs applicable to sales	$49,063	$37,953	$39,311	$24,352	$—	$150,679
Inventory Adjustments	45	(9,490)	(362)	147	—	(9,660)
By-product credit	—	—	(233)	(124)	—	(357)
Adjusted costs applicable to sales	$49,108	$28,463	$38,716	$24,375	$—	$140,662

Metal Sales
Gold ounces	29,285	8,071	27,666	19,764	—	84,786
Silver ounces	1,854,695	682,677	—	5,828	—	2,543,200
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	51%	50%	100%	100%
Silver	49%	50%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$855	$1,763	$1,399	$1,233
Silver ($/oz)	$12.97	$20.85			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$52,611	$36,985	$45,532	$22,918	$1,259	$159,305
Amortization	(9,386)	(4,710)	(8,622)	(2,061)	(1,259)	(26,038)
Costs applicable to sales	$43,225	$32,275	$36,910	$20,857	$—	$133,267
Inventory Adjustments	(303)	(8,001)	92	(106)	—	(8,318)
By-product credit	—	—	(245)	(392)	—	(637)
Adjusted costs applicable to sales	$42,922	$24,274	$36,757	$20,359	$—	$124,312

Metal Sales
Gold ounces	28,242	5,928	22,834	18,207		75,211
Silver ounces	1,796,028	638,116	—	16,138	—	2,450,282
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	42%	100%	100%
Silver	52%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$730	$1,720	$1,610	$1,118
Silver ($/oz)	$12.43	$22.06			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$48,719	$42,939	$53,884	$24,735	$1,268	$171,545
Amortization	(9,985)	(5,433)	(15,992)	(2,411)	(1,268)	(35,089)
Costs applicable to sales	$38,734	$37,506	$37,892	$22,324	$—	$136,456
Inventory Adjustments	(242)	(7,483)	(118)	(53)	—	(7,896)
By-product credit	—	—	(123)	(241)	—	(364)
Adjusted costs applicable to sales	$38,492	$30,023	$37,651	$22,030	$—	$128,196

Metal Sales
Gold ounces	27,706	7,385	33,889	19,950	—	88,930
Silver ounces	1,813,884	800,195			—	2,614,079
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	47%	42%	100%	100%
Silver	53%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$653	$1,707	$1,111	$1,104
Silver ($/oz)	$11.25	$21.76			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$47,763	$36,340	$47,362	$32,237	$1,258	$164,960
Amortization	(8,747)	(4,671)	(12,786)	(3,158)	(1,258)	(30,620)
Costs applicable to sales	$39,016	$31,669	$34,576	$29,079	$—	$134,340
Inventory Adjustments	(57)	(5,217)	(186)	(61)	—	(5,521)
By-product credit	—	—	—	(428)	—	(428)
Adjusted costs applicable to sales	$38,959	$26,452	$34,390	$28,590	$—	$128,391

Metal Sales
Gold ounces	24,897	5,559	29,902	29,446	—	89,804
Silver ounces	1,714,617	758,214	—	18,172	—	2,491,003
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	45%	35%	100%	100%
Silver	55%	65%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$704	$1,665	$1,150	$971
Silver ($/oz)	$12.50	$22.68			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,189	$44,537	$41,913	$26,437	$1,185	$164,261
Amortization	(8,271)	(6,506)	(12,710)	(2,994)	(1,185)	(31,666)
Costs applicable to sales	$41,918	$38,031	$29,203	$23,443	$—	$132,595
Inventory Adjustments	155	(272)	(57)	(91)	—	(265)
By-product credit	—	—	—	(839)	—	(839)
Adjusted costs applicable to sales	$42,073	$37,759	$29,146	$22,513	$—	$131,491

Metal Sales
Gold ounces	30,516	7,818	26,796	23,371	—	88,501
Silver ounces	1,639,620	911,861	—	31,421	—	2,582,902
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	37%	100%	100%
Silver	52%	63%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$662	$1,787	$1,088	$963
Silver ($/oz)	$13.34	$26.09			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales for 2022 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$219,862	$165,031	$191,055	$109,179
Amortization	(35,687)	(22,218)	(39,051)	(7,811)
Costs applicable to sales	$184,175	$142,813	$152,004	$101,368
By-product credit	—	—	—	(745)
Adjusted costs applicable to sales	$184,175	$142,813	$152,004	$100,623

Metal Sales
Gold ounces	107,034	37,072	113,890	78,757
Silver ounces	6,831,642	3,257,498		32,199

Revenue Split
Gold	51%	47%	100%	100%
Silver	49%	53%

Adjusted costs applicable to sales
Gold ($/oz)	$825 - $925	$1,650 - $1,850	$1,300 - $1,400	$1,250 - $1,350
Silver ($/oz)	$12.75 - $13.75	$20.00 - $26.00
Reconciliation of Costs Applicable to Sales for Previous 2022 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$211,800	$148,540	$185,494	$106,175
Amortization	(34,183)	(20,094)	(48,763)	(8,378)
Costs applicable to sales	$177,617	$128,446	$136,731	$97,797
By-product credit	—	—	—	(1,802)
Adjusted costs applicable to sales	$177,617	$128,446	$136,731	$95,995

Metal Sales
Gold ounces	105,255	38,912	116,502	75,261
Silver ounces	6,501,289	3,405,155		75,093

Revenue Split
Gold	49%	46%	100%	100%
Silver	51%	54%

Adjusted costs applicable to sales
Gold ($/oz)	$750 - $850	$1,490 - $1,590	$1,150 - $1,250	$1,225 - $1,325
Silver ($/oz)	$13.50 - $14.50	$20.75 - $22.75